EXHIBIT 10.34

EXCLUSIVE LISTING AGREEMENT

          THIS EXCLUSIVE LISTING AGREEMENT (“Agreement”) is made as of the 4th day of March, 2004, by and between EBS BUILDING, L.L.C., a Delaware limited liability company, having an address for notice purposes of c/o FTI Consulting, Inc., 1200 Abernathy Road, Suite 1700, 600 Northpark Town Center, Atlanta, Georgia 30328, Attn: Mr. Keith F. Cooper, Senior Managing Director (“Owner”) and COLLIERS TURLEY MARTIN TUCKER, INC., a Missouri corporation, having an address for notice purposes of 7701 Forsyth, Suite 500, Clayton, Missouri 63105 (“Broker”).

WITNESSETH:

          WHEREAS, Owner owns the building presently known as One Financial Plaza, with an address of 501 North Broadway, in St. Louis, Missouri, appurtenant related parking facilities (partly owned in fee, partly by leasehold) and appurtenant common areas (hereinafter, together with the real estate on which the same are situated, collectively referred to as the “Property”); and

          WHEREAS, Owner desires to engage Broker as Owner’s agent to sell the Property and Broker desires to accept such engagement, upon and subject to the terms and conditions set forth herein.

          NOW, THEREFORE, for and in consideration of the mutual agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Owner and Broker hereby agree as follows:

1.	Exclusive Right to List

a.	Right to Sell. Owner hereby grants to Broker the exclusive right to sell the Property for the term of this Agreement. Notwithstanding anything to the contrary herein or elsewhere, all terms and conditions of an agreement with any prospective purchaser shall be subject to Owner’s sole and absolute discretion. Owner has the absolute right in all events to approve or to disapprove any and all proposals regarding pricing, marketing and terms of sale of the Property. Broker shall have no authority to extend any offer or make any agreement on behalf of or binding on Owner, and Broker shall have no authority to accept security or other deposits in connection with any offer to purchase the Property; accordingly, an agreement to sell the Property shall become effective only when (i) signed by an authorized signatory on behalf of Owner and the prospective purchaser and (ii) delivered by Owner to such prospective purchaser.

b.	List of Prospective Purchasers. Within ten (10) days of the date hereof, Owner shall provide Broker a list of all prospective purchasers with whom it has had substantive discussions regarding a sale of the Property during the last six (6) months. Owner shall furnish to Broker such information with respect to the Property and Owner and use reasonable efforts to provide access to the Property as Broker may reasonably request, subject to the rights of tenants of the Property, in order to enable Broker to render its services effectively. The Company represents that, to the best of its knowledge, all information furnished by it to Broker with respect to the Property will be accurate and complete in all material respects.

2.	Term

The term of this Agreement shall end, and this Agreement shall terminate and be of no further force and effect, on August 1, 2004; provided, however, that (a) Owner shall have the right to terminate this Agreement and end the term without cause at any time by providing thirty (30) day’s prior written notice to Broker, (b) Owner shall have the further right to terminate this Agreement and end the term without cause immediately upon the termination of Owner as a limited liability company or termination of the operating agreement dated as of September 26, 1997, under which Owner is constituted, (c) Owner shall have the further right to terminate this Agreement and end the term without cause immediately upon the sale, merger or consolidation of Owner and (d) Owner and Broker shall each have the right to terminate this Agreement and end the term for cause immediately upon giving written notice of such cause and such termination to the other party.

3.	Duties of Broker

Broker accepts the relationship of trust and confidence established between Broker and Owner under this Agreement. Broker agrees to take all actions reasonably required or helpful in selling the Property as promptly as possible, including, but not limited to, promoting and marketing the Property for sale, using its diligent and best efforts, skill, judgment, and abilities to show the Property, offering the Property for sale, procuring prospective purchasers for Property, cooperating with outside brokers representing such prospective purchasers, obtaining financial and reference information on prospective purchasers, promptly submitting all offers to purchase the Property to Owner, taking photographs of the Property, making monthly inspections of the Property, and other actions as may be directed by Owner from time to time including, but not limited to, as a when requested by Owner, using best efforts to assist Owner with obtaining tenant estoppel certificates and subordinations. Inquiries regarding the Property shall be referred to Broker and related negotiations shall be handled by or under direction of Broker, subject to the approval and review of Owner and subject to the participation of legal counsel selected and retained by Owner to assist as necessary in preparation and negotiation of the sale contract and to institute and defend any and all legal proceedings associated with the sale of the Property; provided that no such legal proceedings or compromises or settlements of such legal proceedings shall be undertaken or defended without, in each instance, the prior written approval of Owner. Without limiting the generality of the foregoing, Broker specifically agrees to provide monthly activity reports to Owner on or before the 20th day of each calendar month, detailing the activities undertaken by Broker in connection with the sale of the Property, including, but not limited to, any outstanding offers, prospects shown the Property, active prospects, and other marketing activities. To extent permitted by applicable law, Broker agrees to retain Secured Capital Corp (“SCC”) as an advisor pursuant to an advisory agreement (the “Advisory Agreement”) in substantially the form attached hereto as Exhibit 1 to assist Broker with the discharge of the duties and obligations of Broker pursuant to the terms and conditions of this Agreement. To the extent permitted by applicable law and without limiting the scope or nature of the duties which Broker and SCC may perform hereunder, Broker and SCC shall allocate their duties in connection with efforts to sell the Property in the manner set forth in the Advisory Agreement.

Broker shall be responsible for coordinating and supervising all services provided by SCC and any other cooperating brokers as necessary to facilitate the timely and proper performance of the services and activities required by this Agreement. The costs of any services performed by any of the cooperating brokers, including, but not limited to, SCC, are included in the compensation for the Broker’s services established by this Agreement. The retention of any cooperating brokers other than SCC shall be subject to the prior approval of Owner. Notwithstanding anything to the contrary herein or elsewhere, Broker shall perform its duties under this Agreement at its own expense and shall be entitled to no reimbursement of costs other than as expressly provided in Sections 4, 5 and 6 of this Agreement.

4.	Commission on Sale

Upon the sale of the Property pursuant to a written sale contract executed during the term of this Agreement, Owner agrees, subject to the conditions contained in Section 8 hereof, to pay to Broker a commission in accordance with Exhibit 2 attached hereto and incorporated herein by reference. The commission shall be deemed earned, due and payable in full when, and only if, title to the Property is transferred to a Purchaser of the Property and Owner shall pay such commission concurrent with such transfer. Broker shall be responsible for paying any and all commissions to SCC and any other cooperating broker after Broker is paid by Owner, and Broker shall indemnify and hold Owner harmless from and against the claims of SCC or any other cooperating broker with claims arising from a cooperating broker relationship initiated by or through Broker, including, but not limited to, attorneys’ fees and expenses in connection with Owner’s defense against such claims. Broker’s payment to SCC shall be as set forth in Exhibit 2. Notwithstanding the foregoing, Broker hereby agrees that, concurrent with Owner’s payment of Broker’s commission payable in accordance with Exhibit 2, Owner shall effect payment of SCC’s commission under the Advisory Agreement directly to SCC and Owner’s obligations to Broker hereunder shall be reduced on a dollar for dollar basis to the extent of Owner’s payment to SCC. Owner shall only be obligated to make such payment to SCC when and if a commission is due and payable to Broker under this Agreement.

Owner reserves the right to modify the marketing plan or withdraw the Property from the market, without being liable for any commission hereunder, at its discretion throughout the term of this Agreement. Broker shall not be entitled to any commission with respect to offers to purchase which, when submitted to Owner for approval pursuant to this Agreement, shall, for any reason, be rejected by Owner. Owner shall not have any obligation to sue any prospective purchaser who defaults under the terms of a binding contract of sale for damages or specific performance. In the event a prospective purchaser defaults and Owner becomes entitled to such prospective purchaser’s earnest deposit, then such earnest deposit shall be forfeited to Owner as liquidated damages, and Broker shall not be entitled to any part thereof. No commission will be deemed earned and payable in the event the Property or any portion thereof is (i) taken by a municipality or other authority in a condemnation or similar proceeding or by deed in lieu thereof, (ii) acquired by a lender under a foreclosure proceeding or other similar process, or (iii) transferred or sold to parent, subsidiary or entity under common control or common management with Owner. Owner and Broker each hereby stipulate that for the purposes of this paragraph, none of its Designation Members (as such term is defined in Owner’s Members Agreement) nor Heitman Advisory Corp. or any of their respective affiliates shall be deemed to be under common control or common management with Owner.

5.	Post-Termination Commissions

Within ten (10) days following the termination of this Agreement, Broker may submit to Owner a written list (the “Prospective Purchaser List”) of any person or entity proposed by Broker or SCC during the term of this Agreement as a prospective purchaser of the Property with whom Broker or SCC had substantial negotiations, as defined below, during the term of this Agreement. The term “substantial negotiations” shall mean that (a) Broker or SCC provided marketing materials regarding the Property and (b) either Broker or SCC brought the prospective purchasers to the Property, the prospective purchaser had negotiations with Owner or Broker or SCC received a signed letter of intent. The Prospective Purchaser List shall include the names and addresses of such prospective purchasers and supporting documentation of such negotiations. Neither Broker nor any cooperating broker shall have any claim of commission (and each hereby waives any claim of commission) with respect to any person or entity procured or claimed to have been procured by Broker or such cooperating broker who shall purchase the Property after the termination of this Agreement unless and except to the extent such person or entity shall be included on the Prospective Purchaser List so submitted to Owner within ten (10) days after termination of this Agreement. If within one hundred and eighty (180) days from the date of termination of this Agreement, a sale is consummated between Owner and any person or entity included on the Prospective Purchaser List submitted to Owner, Owner shall pay Broker, subject to the conditions contained in Section 8 hereof, the commission in accordance with Exhibit 2. The agreements of this Section 5 shall survive the termination of this Agreement and shall be deemed to bind any cooperating broker engaged by Broker.

6.	Advertising and Marketing

Broker shall (a) advertise the Property for sale; (b) prepare a marketing plan, brochures and collateral materials for the Property (which materials, to the extent permitted by applicable law, shall identify SCC as a cooperating broker); and (c) engage competent consultants (e. g. public relations, advertising, etc.) on an “as needed” basis. The content and extent of the advertising and marketing activities of Broker and the services and consultants engaged by Broker in connection with the same shall be subject to the prior approval of Owner. Broker identification signage, if any, on or within the Property shall be subject to the prior approval of Owner, and Broker shall be responsible for assuring that any such signage conforms to applicable laws and code and all requirements and restrictions of the leases of the Property and any recorded instruments encumbering the Property. Upon termination of this Agreement (or sooner, if directed by Owner), Broker shall remove its identification signage from the Property and fully restore and repair all damage caused by installation or removal; and the agreement to do so under this Section 6 shall survive the termination of this Agreement. Broker shall be responsible for the costs of all marketing, and advertising activities with respect to the Property, provided, however, that Owner shall reimburse Broker for all such out-of-pocket costs and expenses for which Broker has obtained the prior written approval of Owner (provided that in no event shall Owner be required to reimburse any such costs or expenses in excess of the cumulative amount of $40,000), and excepting, however, that Owner shall pay the cost of legal counsel selected and retained by Owner in accordance with Section 3 of this Agreement.

7.	Nondiscrimination

The Property shall be offered without regard to race, color, creed, religion, national origin, sex, handicap, or familial status.

8.	Representations

a.	Owner Representations. Owner makes no representations or warranties regarding the Property or the condition of the Property including, but not limited to, the presence or absence of asbestos, PCB transformers, or toxic, hazardous or contaminated substances in, on or about the Property. Broker is not authorized to make any representations or warranties relating to the Property unless and except to the extent expressly approved in writing by Owner.

b.	Broker Representations. Broker represents and warrants to Owner that Broker and all of its agents performing services under it shall be duly licensed in the State of Missouri to the extent required by applicable law, and agrees to comply with all applicable laws in the performance of the services hereunder including, but not limited to, the real estate broker licensure requirements of Chapter 339 of the Missouri Revised Statutes. Broker covenants to keep its license and those of its agents performing services under this Agreement in good standing at all times during the term of this Agreement to the extent required by applicable law.

9.	Indemnification

Owner shall hold harmless and indemnify Broker and SCC (as Broker’s advisor) against any liability, loss or expense incurred by Broker or SCC (as Broker’s advisor) as a result of any misrepresentation of Owner or its agents (other than Broker) or the gross negligence or willful misconduct of Owner or its agents (other than Broker). Broker shall hold harmless and indemnify Owner against any liability, loss or expense incurred by Owner as a result of (a) any misrepresentation of Broker, its agents or employees, (b) the gross negligence or willful misconduct of Broker, its agents, employees or invitees, or (c) any claim for a commission made by any other broker or agent not in the employ of Owner. The agreements of this Section 9 shall survive the termination of this Agreement.

10.	Standards

Broker shall further the interests of Owner in accordance with Owner’s from time to time requirements, procedures and directions, in accordance with the highest professional standards. Broker shall comply with all national, federal, state, and municipal laws, regulations, codes, ordinances, and orders applicable to Broker and the activities of Broker and its agents or employees under and in connection with this Agreement.

11.	Assignment

Broker shall not be entitled to assign any rights or to delegate any duties or obligations under this Agreement, and any assignment in violation of this prohibition shall be void.

12.	Governing Law

This Agreement shall be construed according to and governed by the laws of the State of Missouri. THE PARTIES HERETO SPECIFICALLY WAIVE ANY RIGHT OR CLAIM TO A JURY TRIAL IN THE EVENT OF A DISPUTE HEREUNDER, OR ARISING OUT OF OR INVOLVING THE SUBJECT MATTER HEREUNDER WHETHER ARISING IN CONTRACT OR TORT. The provisions of this paragraph shall survive the termination or expiration of this Agreement.

13.	Attorney’s Fees

In connection with any controversy arising out of this Agreement, the prevailing party shall be entitled to recover, in addition to costs, damages or other relief, its attorney’s fees and costs incurred.

14.	Modifications

This Agreement may not be amended, modified or changed, nor shall any waiver of any provisions hereof be effective, except only by an instrument in writing and signed by the party against whom enforcement of any waiver, amendment, change, modification or discharge is sought.

15.	Notices

All notices or other communications required or desired to be given hereunder shall be in writing and shall be effective for all purposes if hand delivered to the parties at the respective addresses set forth above (or such other addresses as the parties may hereafter designate in writing) or sent to the respective parties at such addresses by (a) certified or registered United States mail, postage prepaid, (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or (c) by telecopier (with answer back acknowledged and so long as the original of said telecopy is mailed the next day). A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; or in the case of mail delivery three (3) days after having been deposited in the United States mail postage prepaid and properly addressed; or in the case of notice sent via overnight delivery service or telecopy, upon receipt.

16.	Independent Contractor

It is expressly understood and agreed that Broker, as an agent of Owner, will act as an independent contractor in the performance of this Agreement. The parties hereby agree that nothing in the Agreement shall be intended or construed to create an employer-employee relationship, a partnership, or a joint venture with respect to the Property or otherwise.

17.	Subordination

This Agreement shall be subject and subordinate to any mortgage or deed of trust now or hereafter encumbering the Property or any part thereof, and at the option of the beneficiary of any such mortgage or deed of trust or any transferee of title to the Property by virtue of foreclosure of the lien of such mortgage or deed of trust (such option to be exercised by written notice to Broker) or by transfer in lieu of foreclosure (i) Broker shall attorn to and recognize such beneficiary or transferee as the successor to Owner of the Property, and Broker shall thereupon continue to perform Broker’s covenants hereunder or (ii) such beneficiary or transferee may terminate this Agreement as of the date of notice of foreclosure or transfer. Broker hereby agrees that the beneficiary of any such mortgage or deed of trust and the transferee of title to the Property shall be intended third party beneficiaries of this Agreement entitled to enforce these provisions.

18.	Liens

Broker agrees to execute and deliver to Owner, as a condition to any payment due to Broker from Owner hereunder, waivers of lien pursuant to any stature which may grant Broker the right to a lien on the Property as may be requested by Owner in connection with such payment. If Broker is to pay any cooperating broker out of funds paid to Broker by Owner, Broker shall make no such payments without first obtaining similar waivers of lien from such cooperating broker, and the delivery of such waivers of lien from such cooperating broker shall, if requested by Owner, be a further condition to payment due to Broker. Broker further agrees that any and all rights which Broker, and anyone claiming by, through or under Broker, may have to a lien under any statute shall be at all times subject and subordinate to the lien of any mortgage or deed of trust, and Broker further agrees, upon Owner’s request, to execute and deliver to the holder of any mortgage or deed of trust against the Property or any interest therein a subordination agreement expressly subordinating any and all such liens rights to the lien of such mortgage or deed of trust. The agreements of this Section 18 shall survive the termination of this Agreement.

19.	Exculpation

Recourse for the obligations of Owner under this Agreement shall be limited to Owner’s interest in the Property. The obligations of Owner under this Agreement shall not be personally binding on or enforceable against Owner, nor shall any resort be had to the assets of any of the members, managers, agents, or asset manager of Owner, as the case may be, or any of their representatives, partners, members, beneficiaries, stockholders, employees or agents.

20.	Binding Effect; Counterpart Signatures

This Agreement shall be binding upon, and shall inure to the benefit of, the successors and assigns of the parties hereto, subject to the restrictions and limitations of Sections 11 and 19 of this Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all such counterparts, taken together, shall constitute but one and the same instrument. Facsimile signatures on any counterpart shall be effective as an original signature, but the parties hereto agree to deliver to the other original signatures within thirty (30) days after the date of this Agreement.

21.	Entire Agreement

This Agreement constitutes the entire agreement between Broker and Owner and supercedes all prior discussions, negotiations and agreements, whether oral or written.

22.	Confidentiality; Publicity

Broker shall maintain in the strictest of confidence all information with respect to (a) the Property and (b) all offers, negotiations and transactions involving the sale, or proposed sale of the Property; provided, however, nothing herein contained shall prevent Broker from marketing the Property in accordance with the terms hereof and otherwise performing its obligations hereunder. Broker shall not issue any press releases or otherwise publicize the closing (or any negotiations with respect thereto) without the prior written consent of Owner. The provisions of this paragraph shall survive the termination or expiration of this Agreement.

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          IN WITNESS WHEREOF, the parties hereto have duly entered into this Agreement as of the day and year first above written.

OWNER:

EBS BUILDING, L.L.C.

By:	FTI Consulting, Inc.,
its Manager

	By:	/s/ Keith F. Cooper

Name: Keith F. Cooper
Title: Senior Managing Director

BROKER:

COLLIERS TURLEY MARTIN TUCKER, INC.

By:	/s/ David Thiemann

	Name:	David Thiemann
	Title:	Managing principal

EXHIBIT 1

ADVISORY AGREEMENT

ADVISORY AGREEMENT

          THIS ADVISORY AGREEMENT (the “Agreement”) is made as of March 4, 2004 by and between COLLIERS TURLEY MARTIN TUCKER, INC. (“Local Broker”) and SECURED CAPITAL CORP (“SCC”). Local Broker and SCC may be collectively referred to as the “Parties.”

RECITALS:

          WHEREAS, Local Broker has entered into an Exclusive Listing Agreement dated March 4, 2004 with EBS BUILDING, L.L.C. (“Owner”), pursuant to which Local Broker has been retained as the local broker with respect to the sale of the property known as One Financial Plaza, located at 501 North Broadway, in St. Louis, Missouri (the “Property”); and

          WHEREAS, Owner desires that Local Broker retain SCC to present the Property to investors on a national basis, and Local Broker and SCC agree to enter into such an engagement, subject to the terms and conditions set forth herein.

          NOW, THEREFORE, for and in consideration of the mutual agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Local Broker and SCC hereby agree as follows:

AGREEMENT:

          1. Duties of Parties. In connection with sale of the Property, the Parties understand and agree that throughout the process of marketing the Property, Local Broker will be responsible for performing local marketing activities within the state of Missouri in order to ensure compliance with applicable Missouri law. In addition, Local Broker will provide assistance to SCC in order for it to effectively prepare marketing materials and present the Property to investors on a national basis outside of Missouri. Without limiting the forgoing, the respective duties of the Parties shall include, without limitation, the following:

(a)	Duties of SCC:

(1)	Create a national investor list.

(2)	Develop marketing plan and strategy.

(3)	Prepare marketing materials, including teasers and a marketing book.

(4)	Distribute marketing materials to non-Missouri investors.

(5)	Make marketing and follow-up calls to non-Missouri investors.

(6)	Respond to non-Missouri investors’ questions.

(7)	Evaluate offers.

(8)	To the extent requested, assist client and its counsel in negotiations and closing.

(b)	Duties of Local Broker:

(1)	Prepare and supply relevant local market and economic data (including market rental rate data) to assist in SCC’s preparation of financial and replacement cost analysis of the Property, as requested by SCC.

(2)	Supply relevant lease and sales figures on comparable properties.

(3)	Identify and quantify competing properties for sale.

(4)	Distribute marketing materials to Missouri investors.

(5)	Make marketing and follow-up calls to Missouri investors.

(6)	Respond to Missouri investors’ questions.

(7)	Be available to work with photographers, graphic designers, property managers, asset managers, etc. to ensure the information contained in the marketing materials is accurate.

(8)	Conduct property tours.

(9)	Cooperate with SCC and perform such other duties and activities as deemed necessary and appropriate to insure the successful marketing of the Property and compliance by SCC and Local Broker with applicable Missouri real estate laws.

Local Broker represents and warrants that all information provided to SCC hereunder shall be the most current information reasonably available and shall be, to the best of its knowledge, true, correct and accurate. Notwithstanding anything to the contrary herein or elsewhere, SCC acknowledges and agrees that all terms and conditions of an agreement with any prospective purchaser shall be subject to Owner’s sole and absolute discretion. Owner has the absolute right in all events to approve or to disapprove any and all proposals regarding pricing, marketing and terms of sale of the Property. SCC shall have no authority to extend any offer or make any agreement on behalf of or binding on Owner, and SCC shall have no authority to accept security or other deposits in connection with any offer to purchase the Property; accordingly, an agreement to sell the Property shall become effective only when (i) signed by an authorized signatory on behalf of Owner and the prospective purchaser and (ii) delivered by Owner to such prospective purchaser. SCC accepts the relationship of trust and confidence established between SCC, Local Broker and Owner under this Agreement. SCC, in coordination with Local Broker, agrees to take all actions reasonably required or helpful, so long as permitted by applicable law, in selling the Property as promptly as possible, including, but not limited to, promoting and marketing the Property, using its diligent and best efforts, skill, judgment, and abilities to present the Property, offering the Property for sale, procuring prospective purchasers for Property, cooperating with outside brokers representing such prospective purchasers, obtaining financial and reference information on prospective purchasers, promptly submitting all offers to purchase the Property to Owner and Local Broker, arranging for photographs of the Property, and other actions as may be directed by Owner from time to time including, but not limited to, as a when requested by Owner, using best efforts to assist Owner with obtaining tenant estoppel certificates and subordinations.

2. Fee. Local Broker agrees to pay (or cause Owner to pay through escrow) SCC a fee equal to 80% of the gross commission paid by Owner to Local Broker under the Listing Agreement (including any post termination commission paid thereunder). Such fee shall be due and payable out of escrow concurrent with the closing of the sale of the Property. Local Broker has advised SCC that the fee payable under the Listing Agreement is as reflected on Exhibit A attached hereto.

3. Expenses. Local Broker has arranged for Owner to reimburse SCC directly for its

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reasonable third party marketing expenses in an amount not to exceed $40,000. The marketing expenses shall include reasonable travel costs associated with SCC’s services and the cost of producing and distributing descriptive marketing materials (including printing expenses and the costs of procuring and reproducing photographs, maps, renderings, plot plans and blueprints) and shall be paid whether or not a transaction involving the Property occurs. Local Broker has authorized SCC to periodically invoice Owner for reimbursement of expenses that are incurred and any amounts paid by Owner to SCC shall reduce the reimbursement obligations of Owner on a dollar for dollar basis. Should Local Broker reasonably incur any of the expenses set forth above, so long as SCC provides prior written approval of the expenses, SCC will reimburse Local Broker.

4. Third-Party Beneficiary. The brokerage duties required for the sale of the Property shall be performed only by qualified brokers, agents and other professionals duly licensed, to the extent required by applicable law. Local Broker and SCC acknowledge and agree that the Owner is an expressly intended third-party beneficiary of this Agreement for the performance of the duties required hereunder and SCC expressly acknowledges such through the execution of an acknowledgment in the form attached hereto as Exhibit B. SCC agrees that it shall be directly responsible to the Owner for the quality and coordination of all services provided by SCC.

5. Indemnification. SCC shall indemnify, defend (with counsel reasonably acceptable to Local Broker) and hold Local Broker harmless from and against any and all claims, controversies, actions, liability, fines, penalties, damages or judgments relating to or arising from SCC’s material breach of this Agreement. Local Broker shall indemnify, defend (with counsel reasonably acceptable to SCC) and hold SCC harmless from and against any and all claims, controversies, actions, liability, fines, penalties, damages or judgments relating to or arising from Local Broker’s material breach of this Agreement. Local Broker agrees that SCC shall be a beneficiary of the indemnity set forth in Section 9 of the Listing Agreement.

6. Representations. The Parties agree that SCC’s services under this Agreement are financial advisory services to Local Broker in connection with the contemplated sale of the Property. SCC represents and warrants to Local Broker that (i) SCC is entering into this Agreement in reliance upon the provisions of RSMo. Section 339.150; (ii) to the best of SCC’s knowledge and belief, after due inquiry, SCC and all of its agents performing services under it may perform such services in compliance with applicable laws without obtaining licenses from the Missouri Real Estate Commission; and (iii) SCC will use commercially reasonable efforts to comply with all applicable laws in the performance of its services hereunder.

7. Governing Law. This Agreement (i) shall be performed by SCC outside of the State of Missouri, (ii) shall be construed and enforced according to and governed by the laws of the State of New York, without regard to principles of conflicts of law. The Parties hereby consent to the subject matter and personal jurisdiction of the Federal and State courts of the State of Missouri for all actions arising out of or in connection with the performance or enforcement of this Agreement. The provisions of this paragraph shall survive the termination or expiration of this Agreement.

8. Attorneys’ Fees. In connection with any controversy arising out of this Agreement, the prevailing party shall be entitled to recover, in addition to costs, damages or other relief, its reasonable attorneys’ fees and costs incurred.

9. Modifications. This Agreement may not be amended, modified or changed, nor

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shall any waiver of any provisions hereof be effective, except only by an instrument in writing and signed by the Owner and the party against whom enforcement of any waiver, amendment, change, modification or discharge is sought.

10. Entire Agreement. This Agreement constitutes the entire agreement between Local Broker and SCC and supercedes all prior discussions, negotiations and agreements, whether oral or written. In the event of any conflict between the terms of the Listing Agreement and this Agreement, the terms of the Listing Agreement shall govern.

11. Term; Survival. This Agreement shall be co-terminus with the Listing Agreement; provided, however, that the provisions of Sections 2, 3, 4, 5, 6 and 7 shall survive termination or expiration of this Agreement.

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          IN WITNESS WHEREOF, the parties hereto have duly entered into this Agreement as of the day and year first above written.

COLLIERS TURLEY MARTIN TUCKER, INC.

By:	/s/ David Thiemann

Name:	David Thiemann
Title:	Managing Principal

SECURED CAPITAL CORP

By:	/s/ Michael D. Cochran

Michael D. Cochran, Principal

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EXHIBIT A

Fee for Sale of Property

The commission payable under the Listing Agreement will be paid 20% to Colliers Turley Martin Tucker, Inc. and 80% to Secured Capital Corp and shall be computed based on the “Net Sale Price” received by Owner in accordance with the following (for purposes of this Agreement, the term “Net Sale Price” shall mean the Gross Sale Price received by Owner, less an allowance provided to the buyer for roof repairs or replacement):

Net Sale Price Received by Owner	Commission

A. Up to and including $34 million	1. 25% of Net Sale Price

B. In excess of $34 million, up to including $37 million	$425,000 plus 5% of Net Sale Price in excess of $34 million

C. In excess of $37 million	$575,000 plus 7% of Net Sale Price in excess of $37 million

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EXHIBIT B

ACKNOWLEDGMENT

          This Acknowledgment is executed this 4thday of March, 2004 by Secured Capital Corp. (“SCC”), acting as financial advisor retained by Colliers Turley Martin Tucker, Inc. (“Broker”) to perform certain services as described in the Advisory Agreement (the “Agreement”) between Broker and SCC dated as of the date hereof in connection with the sale of the building presently known as One Financial Plaza, with an address of 501 North Broadway, in St. Louis, Missouri, appurtenant related parking facilities (partly owned in fee, partly by leasehold) and appurtenant common areas (hereinafter, together with the real estate on which the same are situated, collectively referred to as the “Property”) presently owned by EBS Building, L.L.C. (“Owner”). In consideration of the contract between Broker and SCC, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, SCC agrees as follows:

     1. SCC acknowledges that the Property is owned by Owner and that Owner has entered into a contract with Broker to act as the broker in connection with the sale of the Property (the “Listing Agreement”), which calls for, among other things, the payment of a fee to Broker, 80% of which is to be paid to SCC and 20% of which is to be retained by Broker.

     2. SCC further acknowledges that its Agreement with Broker is entered into pursuant to the Listing Agreement and for the ultimate benefit of Owner. In addition, SCC acknowledges and agrees that pursuant to the Agreement, it is responsible for the following aspects of the Project (i) create a national investor list; (ii) develop marketing plan and strategy; (iii) prepare marketing materials, including teasers and a marketing book; (iv) distribute marketing materials to non-Missouri investors; (v) make marketing and follow- up calls to non-Missouri investors; (vi)  respond to non-Missouri investors’ questions; (vii) evaluate offers; and (viii) to the extent requested, assist client and its counsel in negotiations and closing. SCC agrees to perform all such aspects in accordance with all applicable codes, ordinances and laws, and with the requirements and concepts established pursuant to the Listing Agreement.

     3. SCC hereby acknowledges and agrees that Owner is an expressly intended third-party beneficiary of the Agreement. SCC agrees that Owner’s status as intended third-party beneficiary does not constitute or create a contractual relationship between Owner and SCC and does not allow SCC to enforce the Agreement directly against Owner. However, SCC agrees that as an intended third-party beneficiary, Owner shall have the right to enforce the terms of the Agreement directly against SCC, without accepting any assignment of the Agreement, and that in such event Owner shall be entitled to full and direct performance of die Agreement from SCC.

     Specifically in this regard, SCC acknowledges and agrees that it shall be directly and fully liable and responsible to Owner for the quality and coordination of all services provided by SCC related to the sale of the Property and for all defects or deficiencies in performance of its services as described in the Agreement. In addition, SCC hereby agrees that all indemnities and insurance coverages procured by SCC under the Agreement shall include and run to the benefit of Owner and its agents, employees, officers and servants.

SECURED CAPITAL CORP

By:	/s/ Michael D. Cochran

Name:	Michael D. Cochran
Title:	Principal

7

EXHIBIT 2

Schedule of Commissions

The commission payable under the Agreement will be paid 20% to Colliers Turley Martin Tucker, Inc. and 80% to Secured Capital Corp and shall be computed based on the “Net Sale Price” received by Owner in accordance with the following (for purposes of this Agreement, the term “Net Sale Price” shall mean the Gross Sale Price received by Owner, less an allowance provided to the buyer for roof repairs or replacement):

Net Sale Price Received by Owner	Commission

A. Up to and including $34 million	1.25% of Net Sale Price

B. In excess of $34 million, up to including $37 million	$425,000 plus 5% of Net Sale Price in excess of $34 million

C. In excess of $37 million	$575,000 plus 7% of Net Sale Price in excess of $37 million